Exhibit 10.13A

Execution Copy

September 25, 2012

Mr. Robert Franko

c/o Beach Business Bank

1230 Rosecrans Avenue, Suite 100

Manhattan Beach, California 90266

RE:	Executive Employment Agreement (the “Employment Agreement”), dated June 1, 2003, between Doctors’ Bancorp, predecessor-in-interest to Beach Business Bank (“Beach Bank”) and Robert M. Franko (“You”).

Dear Robert,

This Mutual Termination and Release Letter Agreement (this “Letter”) confirms that You and Beach Bank agree that, subject to satisfaction of certain agreements as described below (the “Termination Agreements”), the Employment Agreement shall be terminated in its entirety effective as of the date hereof. Execution and delivery of this Letter is a condition precedent to the effectiveness of that certain Employment Agreement, dated effective as of the date hereof, between and among You, First PacTrust Bancorp, Inc., Beach Bank, and Pacific Trust Bank, FSB, a federally-chartered savings bank.

The Termination Agreements consist solely of (i) Beach’s reasonable best efforts to assist you to personally assume the $2,000,000 Key Man Term Life Insurance Policy maintained by Beach, in which Beach is currently the named beneficiary, and (ii) Beach’s agreement to pay You the cash value of accrued but unused vacation days as of the date hereof.

By this Letter, other than the Termination Agreements, each of You and Beach Bank hereby fully and forever releases and discharges the other party, and each of their respective representatives, agents, heirs, executors and assigns, and their current and former officers, directors, managers, employees, shareholders, predecessor companies, successors and assigns (the “Released Parties”), and each of them, separately and collectively, from any claims, duties, obligations, causes of action, losses, agreements, grievances or debts relating to any matters of any kind or nature whatsoever, whether at law or in equity, fixed or contingent, presently known or unknown, suspected or unsuspected, contingent or non-contingent, that You or Beach Bank, as applicable, has ever had, now has, or may have in the future against any of the Released Parties, relating to the Employment Agreement and the employment relationship between You and Beach Bank.

You and Beach Bank hereby expressly waive any and all rights and benefits conferred upon each of them by the provisions of Section 1542 of the California Civil Code with respect to the foregoing released claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You and Beach Bank expressly acknowledge the foregoing waiver of the provisions of Section 1542 of the California Civil Code.

If You are in agreement with the terms set forth in this Letter, please acknowledge the same by signing this Letter as provided below and returning your signed copy of this letter agreement to Beach Bank.

Very Truly Yours,

Beach Business Bank

By:	/s/ Steven Sugarman
Name:
Title:	Director

Agreed and Accepted:

/s/ Robert M. Franko
Robert M. Franko